As filed with the Securities and Exchange Commission on August 20, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TENAX THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-2593535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(919) 855-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Jebsen
President and Chief Financial Officer
Tenax Therapeutics, Inc.
ONE Copley Parkway, Suite 490
Morrisville, NC 27560
 (919) 855-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Margaret Rosenfeld
K&L Gates LLP
4350 Lassiter at North Hills Avenue
Suite 300
Raleigh, North Carolina 27609
(919) 743-7351

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
______________________________
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	9,546,538	$1.49	$14,224,342	$1,551.88

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, there are also being registered hereunder an indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of the high and low reported prices of common stock as reported on the Nasdaq Capital Market on August 16, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 20, 2021

PROSPECTUS
Tenax Therapeutics, Inc.

9,546,538 Shares of Common Stock

This prospectus relates to the resale of up to 9,546,538 shares of our common stock, $0.0001 par value per share, from time to time in one or more offerings by selling stockholders named herein and any additional selling stockholders who will be identified in one or more prospectus supplements.

The 9,546,538 shares offered hereby are issuable upon exercise of the Unregistered Pre-Funded Warrants and Unregistered Warrants sold in the private placement described under “Summary—Recent Developments” in this prospectus.

We will not receive any proceeds from the resale of the shares of our common stock offered hereby, although we will receive the exercise price of any exercised warrants paid to us by the selling stockholders, which will be used for working capital and general corporate purposes.

Our common stock is traded on the Nasdaq Capital Market and is quoted under the symbol TENX. On August 16, 2021, the last reported sale price of our common stock was $1.44 per share.

The selling stockholders may offer all or part of the shares registered hereby for resale from time to time directly to purchasers, through agents selected by the selling stockholders, or to or through underwriters or dealers, at either prevailing market prices or at privately negotiated prices. If agents, underwriters or dealers are used in the sale of the shares by the selling stockholders, such agents, underwriters or dealers will be named and their compensation described in any applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 8 of this prospectus and the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August , 2021.

Table of Contents

ABOUT THIS PROSPECTUS	ii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
SUMMARY	1
RISK FACTORS	8
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	12
EXPERTS	12
WHERE YOU CAN FIND MORE INFORMATION	12
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	12

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this process, the selling stockholders may from time to time, in one or more offerings, sell the shares of common stock described in this prospectus.

A prospectus supplement may also add, update, or change the information contained or incorporated in this prospectus. Any prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read and consider all information contained in this prospectus and the related registration statement and exhibits filed with the SEC and any accompanying prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell and seeking offers to buy the common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, and prospects may have changed since those dates.

When we refer to “Tenax Therapeutics,” “the Company,” “we,” “our,” and “us” in this prospectus, we mean Tenax Therapeutics, Inc., a Delaware corporation, unless otherwise specified. References to our “common stock” refer to the common stock, par value $0.0001 per share, of Tenax Therapeutics, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information incorporated by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins, and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect,” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic, and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” on page 8 of this prospectus, in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and subsequent reports filed with the SEC. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and the information incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

 ii

SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus before making an investment decision. See the Risk Factors section of this prospectus on page 8 for a discussion of the risks involved in investing in our securities.

Overview

Tenax Therapeutics is a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases of high unmet medical need. On November 13, 2013, through our wholly owned subsidiary, Life Newco, Inc., or Life Newco, we acquired a license granting Life Newco an exclusive, sublicenseable right to develop and commercialize pharmaceutical products containing levosimendan, 2.5 mg/ml concentrate for solution for infusion / 5ml vial in the United States and Canada. On October 9, 2020, we entered into an amendment to the license to include two new oral products containing levosimendan, in capsule and solid dosage form, and a subcutaneously administered product containing levosimendan, to the scope of the license, subject to specified limitations. On January 15, 2021, we acquired PHPrecisionMed Inc. (“PHPM”) as a wholly owned subsidiary. As a result of the transaction, we plan to develop and commercialize pharmaceutical products containing imatinib for the treatment of pulmonary arterial hypertension.

Our principal executive offices are located at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560, and our telephone number is (919) 855-2100. Our Internet address is http://www.tenaxthera.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Tenax Therapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. Effective June 30, 2008, we changed the domiciliary state of the corporation to Delaware and changed the company name to Oxygen Biotherapeutics, Inc. On September 19, 2014, we changed the company name to Tenax Therapeutics, Inc.

Business Strategy

Our principal business objective is to identify, develop, and commercialize novel therapeutic products for disease indications that represent significant areas of clinical need and commercial opportunity. The key elements of our business strategy are outlined below.

Efficiently conduct clinical development to establish clinical proof of concept with our current product candidates. Levosimendan and imatinib, both of which represent novel therapeutic modalities for the treatment of pulmonary hypertension and other cardiovascular and pulmonary diseases of high unmet medical need. We are conducting clinical development with the intent to establish proof of concept in several important disease areas where these therapeutics would be expected to have benefit. Our focus is on conducting well-designed studies to establish a robust foundation for subsequent development, partnership and expansion into complementary areas.

Efficiently explore new high potential therapeutic applications, leveraging third-party research collaborations and our results from related areas. Our product candidates have shown promise in multiple disease areas. We are committed to exploring potential clinical indications where our therapies may achieve best-in-class profile, and where we can address significant unmet medical needs. In order to achieve this goal, we have established collaborative research relationships with investigators from research and clinical institutions and our strategic partners. These collaborative relationships have enabled us to cost effectively explore where our product candidates may have therapeutic relevance, and how it may be utilized to advance treatment over current clinical care. Additionally, we believe we will be able to leverage clinical safety data and preclinical results from some programs to support accelerated clinical development efforts in other areas, saving substantial development time and resources compared to traditional drug development.

Continue to expand our intellectual property portfolio. Our intellectual property is important to our business and we take significant steps to protect its value. We have ongoing research and development efforts, both through internal activities and through collaborative research activities with others, which aim to develop new intellectual property and enable us to file patent applications that cover new applications of our existing technologies or product candidates.

Enter into licensing or product co-development arrangements. In addition to our internal development efforts, an important part of our product development strategy is to work with collaborators and partners to accelerate product development, reduce our development costs, and broaden our commercialization capabilities. We believe this strategy will help us to develop a portfolio of high-quality product development opportunities, enhance our clinical development and commercialization capabilities, and increase our ability to generate value from our proprietary technologies.

Our Current Programs

Levosimendan Background

Levosimendan was discovered and developed by Orion Corporation, a Finnish company, or Orion. Levosimendan is a calcium sensitizer/K-ATP activator developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It is currently approved in over 60 countries for this indication and not available in the United States or Canada. It is estimated that to date over 1.5 million patients have been treated worldwide with levosimendan.

Levosimendan is a novel, first in class calcium sensitizer/K-ATP activator. The therapeutic effects of levosimendan are mediated through:

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Increased cardiac contractility by calcium sensitization of troponin C, resulting in a positive inotropic effect which is not associated with substantial increases in oxygen demand.
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Opening of potassium channels in the vasculature smooth muscle, resulting in a vasodilatory effect on all vascular beds.
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Opening of mitochondrial potassium channels in cardiomyocytes, resulting in a cardioprotective effect.

This triple mechanism of action helps to preserve heart function during cardiac surgery. Several studies have demonstrated that levosimendan protects the heart and improves tissue perfusion while minimizing tissue damage during cardiac surgery.

In 2013, we acquired certain assets of Phyxius Pharma, Inc., or Phyxius, including its North American rights to develop and commercialize levosimendan for any indication in the United States and Canada. In the countries where levosimendan is marketed, levosimendan is indicated for the short-term treatment of acutely decompensated severe chronic heart failure in situations where conventional therapy is not sufficient, and in cases where inotropic support is considered appropriate. In acute decompensated heart failure patients, levosimendan has been shown to significantly improve patients’ symptoms as well as acute hemodynamic measurements such as increased cardiac output, reduced preload and reduced afterload.

The European Society of Cardiology, or the ESC, recommends levosimendan as a preferable agent over dobutamine to reverse the effect of beta blockade if it is thought to be contributing to hypotension. The ESC guidelines also state that levosimendan is not appropriate for patients with systolic blood pressure less than 85mmHg or in patients in cardiogenic shock unless it is used in combination with other inotropes or vasopressors. Other unique properties of levosimendan include sustained efficacy through the formation of a long acting metabolite, lack of impairment of diastolic function, and evidence of better compatibility with beta blockers than dobutamine.

Levosimendan Development for Pulmonary Hypertension Patients

We recently completed a Phase 2 clinical trial of levosimendan in North America for the treatment of patients with pulmonary hypertension associated with heart failure with preserved ejection fraction, or PH-HFpEF.  PH-HFpEF is defined hemodynamically by a mean pulmonary artery pressure, or mPAP, ≥25 mmHg, and a pulmonary capillary wedge pressure, or PCWP, >15 mmHg. Pulmonary hypertension in these patients is believed to arise from a passive backward transmission of elevated filling pressures from left-sided heart failure. These mechanical components of pulmonary venous congestion may trigger pulmonary vasoconstriction, decreased nitric oxide availability, increased endothelin expression, desensitization to natriuretic peptide induced vasodilation, and vascular remodeling.  Over time, these changes often lead to advanced pulmonary arterial and venous disease, increased right ventricle afterload, and right ventricle failure.

PH-HFpEF is a common form of pulmonary hypertension with an estimated US prevalence exceeding 1.5 million patients. Currently, no pharmacologic therapies are approved for treatment of PH-HFpEF.  Despite the fact that many therapies have been studied in PH-HFpEF patients, including therapies approved to treat pulmonary arterial hypertension patients, no therapies have been shown to be effective in treating PH-HFpEF patients.

Published pre-clinical and clinical studies indicate that levosimendan may provide important benefits to patients with pulmonary hypertension. Data from these published trials indicate that levosimendan may reduce pulmonary vascular resistance and improve important cardiovascular hemodynamics such as reduced pulmonary capillary wedge pressure in patients with pulmonary hypertension. In addition, several published studies provide evidence that levosimendan may improve right ventricular dysfunction which is a common comorbidity in patients with pulmonary hypertension. While none of these studies have focused specifically on PH-HFpEF patients, the general hemodynamic improvements in these published studies of various types of pulmonary hypertension provide an indication that levosimendan may be beneficial in PH-HFpEF patients.

In March 2018, we met with the United States Food and Drug Administration, or FDA, to discuss development of levosimendan in PH-HFpEF patients. The FDA agreed with our planned Phase 2 design, patient entry criteria, and endpoints. It was agreed the study could be conducted under the existing investigational new drug application with no additional nonclinical studies required to support full development. The FDA recognized there were no approved drug therapies to treat PH-HFpEF patients and acknowledged this provided an opportunity for a limited Phase 3 clinical program. This topic will be discussed further at the End-of-Phase 2 Meeting following completion of the Phase 2 study in PH-HFpEF patients, which is known as the HELP Study – Hemodynamic Evaluation of Levosimendan in PH-HFpEF. We initiated the first of our expected 10-12 HELP Study clinical sites in November 2018 and the first of 36 patients was enrolled in the HELP Study in March 2019. Enrollment in the HELP Study was completed in March 2020. The primary endpoint of the HELP Study is based on change in PCWP vs baseline compared to placebo. The HELP Study utilizes a double-blind randomized design following five weekly infusions of levosimendan.

On June 2, 2020, we announced preliminary, top-line data from the study. The primary efficacy analysis, pulmonary capillary wedge pressure (PCWP) during exercise did not demonstrate a statistically significant reduction from baseline. Levosimendan did demonstrate a statistically significant reduction in PCWP compared to baseline (p=<0.0017) and placebo (p=<0.0475) when the measurements at rest, with legs up and on exercise were combined. Levosimendan also demonstrated a statistically significant improvement in 6-minute walk distance (6MWD) as compared to placebo (p=0.0329).

Hemodynamic Results

Hemodynamic measurements were made at rest (supine), after leg raise on a supine bicycle (a test of rapid increase in ventricular filling) and during exercise (25 watts for 3 minutes or until the patient tired). Levosimendan demonstrated a statistically significant reduction in PCWP compared to baseline (p=<0.0017) and placebo (p=<0.0475) when the measurements at rest, with legs up and on exercise were combined. While there was no significant change in PCWP during exercise, patients receiving levosimendan had reductions from baseline at Week 6 in PCWP, pulmonary artery pressure (PAP), and right atrial pressure (RAP) that were significant when patients were “at rest” and/or with their “legs raised” (p<0.05).

Clinical Results (6 Minute Walk Distance)

The clinical efficacy was confirmed by a statistically significant improvement in 6-minute walk distance of 29 meters. (p=0.0329). The 6-minute walk distance was a secondary endpoint in the trial and is a validated and accepted endpoint used in many pulmonary hypertension registration trials. Levosimendan was given in once-weekly home infusions for 6 weeks.

Safety

The incidence of AEs or SAEs between the control and treated groups were similar. In addition, there were no arrhythmias observed, atrial or ventricular, when comparing baseline electrocardiographic monitoring with 72-hour monitoring after 5 weeks of treatment.

The detailed results from the Phase 2 HELP Study of levosimendan in PH-HFpEF were presented at the Heart Failure Society of America Virtual Annual Scientific Meeting on October 3, 2020 and at the American Heart Association Scientific Sessions 2020 on November 13, 2020. Additionally, the full manuscript has been accepted for publication in the peer-reviewed journal JACC:Heart Failure.

Next Steps

On October 9, 2020, we entered into an amendment, or the Amendment, to the License between the Company and Orion to include two new product formulations containing levosimendan, in a capsule solid oral dosage form, and a subcutaneously administered dosage form containing levosimendan, to the scope of the License, subject to specified limitations.

We plan to study the utility of the levosimendan oral capsule dosage form in patients who have participated in the open-label extension of the HELP Study and who continue to receive weekly infusions of intravenous levosimendan. These patients are now eligible to participate in the amendment to the HELP Study that will transition them from the intravenous to an oral formulation. The investigators at the centers that participated in the HELP Study have been invited to participate and enroll their patients into this study.

In October 2020, we met with the FDA for an End-of-Phase 2 Meeting to discuss the Phase 2 clinical data and further development of levosimendan in PH-HFpEF patients. The FDA agreed that one or two Phase 3 clinical studies (depending on the size) with a primary endpoint of change in 6-minute walk distance over 12 weeks or a single Phase 3 trial with clinical worsening (e.g., death, hospitalization for heart failure, or decline in exercise capacity) over 24 weeks would be sufficient to demonstrate the effectiveness of levosimendan in PH-HFpEF. The FDA also agreed to a plan to replace weekly intravenous levosimendan dosing with daily oral levosimendan doses in a Phase 3 clinical study. The FDA expressed concern about a safety database as potentially necessary and indicated that the need for a further safety database could be dependent on the final design of the Phase 3 study. We expect that this will be addressed when the final Phase 3 protocol is submitted which will better characterize the trial design and primary endpoints.

The HELP Study design was novel in several respects. To date, no other multi-center study has evaluated levosimendan in heart failure patients with preserved ejection fraction, or HFpEF, patients or PH-HFpEF patients. Instead, all previous levosimendan heart failure studies have enrolled heart failure patients with reduced ejection fraction, or HFrEF, which specifically excluded HFpEF patients. Also, the HELP Study utilized a unique 24-hour weekly infusion regimen of 0.075- 0.1µm/kg/min. Finally, the HELP Study employed a unique home-based intravenous infusion administration via an ambulatory infusion pump. This home-based weekly intravenous administration is unlike all other chronic dosing studies of levosimendan that have typically employed a shorter duration and less frequent infusion regimen administered in a hospital setting. Despite the unique patient population, weekly dosing, and home-based administration, there have been no reported serious adverse events. We plan to present the full study results at future medical meetings and will submit a full manuscript of the trial results to a peer- reviewed journal.

Imatinib Background

Imatinib (also known as “Gleevec”), is a tyrosine kinase inhibitor, which revolutionized the treatment of chronic myeloid leukemia, or CML, in 2001. The first clinical trial of imatinib took place in 1998 and the drug received FDA approval in May 2001. Encouraged by the success of Imatinib in treating CML patients, scientists explored its effect in other cancers, and it was found to produce a similar positive effect in other cancers where tyrosine kinases were overexpressed.

Tyrosine kinases are important mediators of the signaling cascade, determining key roles in diverse biological processes like growth, differentiation, metabolism, and apoptosis in response to external and internal stimuli. Deregulation of protein kinase activity has been shown to play a central role in the pathogenesis of human cancers. Imatinib, a 2-phenyl amino pyrimidine derivative, is a tyrosine kinase inhibitor with activity against ABL, BCR-ABL, PDGFRA, and c-KIT. Imatinib works by binding close to the ATP binding site therefore inhibiting the enzyme activity of the protein. Imatinib also inhibits the ABL protein of noncancer cells. Imatinib is well absorbed after oral administration with a bioavailability exceeding 90%. It is extensively metabolized, principally by cytochrome P450 (CYP)3A4 and CYP3A5 and can competitively inhibit the metabolism of drugs that are CYP3A4 or CYP3A5 substrates. Imatinib is generally well tolerated in cancer patients. Common side effects include fluid retention, headache, diarrhea, loss of appetite, weakness, nausea and vomiting, abdominal distention, edema, rash, dizziness, and muscle cramps. Serious side effects may include myelosuppression, heart failure, and liver function abnormalities. Novartis is the manufacturer of Gleevec.

Previous Imatinib Development for Pulmonary Arterial Hypertension Patients

In pulmonary arterial hypertension, or PAH, a rare disease, subjects who remain symptomatic despite available therapies have a high morbidity and mortality. Though several therapies are now available, there is no cure for the disease, and there is no data supporting that the existing therapies, all of which are pulmonary vasodilators, halt progression or induce regression of the disease. Imatinib is a tyrosine kinase inhibitor that has been shown in animal models of pulmonary hypertension to induce disease reversal by an effect on platelet derived growth factor, or PDGF, which appears to be causal in the disease. After that discovery was made, several case reports and small case series of patients with advanced PAH failing combination pulmonary vasodilator therapy were published showing a dramatic effect of imatinib on stabilizing and improving these patients. This led Novartis to develop imatinib as a treatment of PAH.

Novartis sponsored a Phase 2 proof-of-concept trial to evaluate the safety, tolerability, and efficacy of imatinib as an adjunct to PAH specific therapy in patients with PAH. This was a 24-week randomized, double-blind, placebo-controlled study of PAH subjects who remained symptomatic on one or more PAH therapies in WHO Functional Class (FC) II-IV. The Phase 2 trial of imatinib in PAH caused significant hemodynamic improvement in some patients but failed to meet the primary endpoint of an increase in 6-minute walk distance (22 meters, p=NS). Novartis then sponsored a Phase 3 trial (IMPRES) which met its primary endpoint of significant increase in 6-minute walk (32 meters, p=0.002), an effect maintained in the extension study in patients remaining on imatinib. However, the data were confounded by a high rate of dropouts in the patients randomized to imatinib attributed largely to gastric intolerance during the first eight weeks. The sponsor proposed consideration of a surrogate endpoint under the subpart H provision as a basis for approval but was denied. Consequently, Novartis chose to withdraw the Investigational New Drug application as the drug went off patent.

Current Imatinib Development for Pulmonary Arterial Hypertension Patients

On May 30, 2019, PHPM met with the FDA to discuss a proposal for a Phase 3 trial of imatinib for PAH. At that meeting, PHPM received agreement for a single Phase 3 trial using change in 6-minute walk distance as the primary endpoint (p<0.05). PHPM also received agreement for submission under the 505(b)(2) regulatory pathway, and thereafter received orphan designation. In August of 2019, PHPM was given preliminary advice on its plans to submit an application for Breakthrough Therapy Designation. In July 2020, PHPM received agreement from the FDA for the development of a modified release formulation that would require only a small comparative PK/bioavailability study in 12 volunteers receiving a single dose of the modified release formulation to be compared to a single dose of the existing immediate release formulation. A Phase 3 study is planned with the modified release formulation of imatinib.

Intellectual Property

We rely on a combination of patent applications, patents, trade secrets, proprietary know-how, trademarks, and contractual provisions to protect our proprietary rights. We believe that to have a competitive advantage, we must develop and maintain the proprietary aspects of our technologies. Currently, we require our officers, employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, and other advisors to execute confidentiality agreements in connection with their employment, consulting, or advisory relationships with us, where appropriate. We also require our employees, consultants, and advisors who we expect to work on our products to agree to disclose and assign to us all inventions conceived during the workday, developed using our property, or which relate to our business.

To date, we own or in-license the rights to one U.S. and three foreign patents. In addition, we have three U.S. patent application pending related to a product candidate and proprietary process, method and technology. Our issued and in-licensed patents, as well as our pending patents, expire between 2023 and 2039.

We have:

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one U.S. patent (8,404,752), one Australian Patent (209,271,530) and one European patent (EPO9798325.8) held jointly with Virginia Commonwealth University Intellectual Property Foundation for the treatment of traumatic brain injury;
●
one Israeli patent (215516) and numerous patent applications, including one U.S. patent application, for the formulation of perfluorocarbon emulsion with an average remaining life of approximately 13 years; and

Our patent and patent applications include claims covering all various uses of levosimendan, our lead product candidate currently under development, as well as the manufacturing and use of our perfluorocarbon emulsion formulation. We have filed a patent application for a subcutaneous formulation of levosimendan that we have developed in collaboration with a formulation development partner. In addition, we have filed a provisional patent application for the use of levosimendan in the treatment of PH-HFpEF patients based on several discoveries that have emerged from the HELP Study. The HELP Study is the first and only trial to evaluate the use of levosimendan to treat PH-HFpEF patients, a patient population where all previously tested therapies have failed to show effectiveness. In addition to levosimendan, we have recently acquired three patent applications for pharmaceutical compositions for the treatment of pulmonary hypertension with the use of imatinib

The U.S. trademark registration for Simdax® is owned by Orion and is licensed to us for sales and marketing purposes for any pharmaceutical products containing levosimendan that are commercialized in the United States and Canada.

Recent Developments

On July 6, 2021, Tenax Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Armistice Capital Master Fund, Ltd. (the “Investor”) pursuant to which the Company agreed to sell and issue to the Investor 4,773,269 units (“Units”) in a private placement at a purchase price of $2.095 per Unit. Each Unit consisted of one unregistered pre-funded warrant to purchase one share of common stock, par value $0.0001 (collectively the “Unregistered Pre-Funded Warrants”) and one unregistered warrant to purchase one share of common stock (collectively the “Unregistered Warrants” and together with the Unregistered Pre-Funded Warrants, the “Warrants”). In the aggregate, 9,546,538 shares of the Company’s common stock are underlying the Warrants. The aggregate gross proceeds to the Company of the Offering were approximately $10 million.

Each Unregistered Pre-Funded Warrant has an exercise price of $0.0001 per share of common stock, is immediately exercisable, may be exercised at any time until exercised in full and is subject to customary adjustments. Each Unregistered Warrant has an exercise price of $1.97 per share of common stock, is immediately exercisable, will expire five and one-half years from the date of issuance and is subject to customary adjustments. The Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 9.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

The Company intends to use the net proceeds from the Offering to further its clinical trials of levosimendan and imatinib for research and development and for general corporate purposes, including working capital and potential acquisitions.

Also on July 6, 2021 and in connection with the private placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, pursuant to which the Company agreed to register for resale the shares of the Company’s common stock issuable upon exercise of the Warrants within 120 days following the date of the Registration Rights Agreement.

Under certain circumstances, including, but not limited to, (i) if the registration statement is not filed by the earlier of 45 days after the date of the Registration Rights Agreement or 10 days after the Company files its next Form 10-Q (ii) if the registration statement has not been declared effective (A) by the 120th day after the date of the Registration Rights Agreement (or, in the event of a “full review” by the Securities and Exchange Commission (the “SEC”), the 150th day after the date of the Registration Rights Agreement) or (B) within five trading days following the date the Company is notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments then the Company has agreed to pay the Investor, as partial liquidated damages, an amount equal to 1.0% of the Investor’s aggregate subscription amount paid pursuant to the Purchase Agreement.

H.C. Wainwright & Co., LLC (“HCW”) was entitled to fees related to the Offering under a tail provision in an engagement letter with the Company that relates to HCW’s assistance as a Placement Agent in a prior offering in July 2020 between the Investor and the Company (the “Tail Provision”). Pursuant to the Tail Provision, the Company paid to HCW a cash fee equal to 7.5% of the gross proceeds received by the Company in the Offering, totaling approximately $750,000. In addition, the Company has agreed to issue to HCW or its designees warrants to purchase up to 357,995 shares of common stock (representing 7.5% of the aggregate number of shares of common stock equivalents sold in the Offering) (the “HCW Warrants”). The HCW Warrants have substantially the same terms as the Unregistered, except that the HCW Warrants have an exercise price equal to $2.46, or 125% of the offering price per share of common stock, and will be exercisable for five years from the effective date of the Offering.

The issuance and sale of the Units, the Warrants, the HCW Warrants and the shares of common stock issuable upon exercise of the Warrants and the HCW Warrants were not registered under the Securities Act of 1933, as amended, were not offered pursuant to the registration statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

The Offering

Common Stock Offered by Selling Stockholders:	9,546,538 shares

Use of Proceeds:
Tenax Therapeutics will not receive any proceeds from the sale of our shares of common stock by the selling stockholders, although we will receive proceeds from the exercise price of any warrants exercised on a cash basis. We intend to use those proceeds, if any, for working capital and general corporate purposes.

Risk Factors:
Investing in our common stock involves a high degree of risk. See “Risk Factors” and other information contained in this prospectus or otherwise incorporated by reference before deciding to invest in shares of our common stock.

Nasdaq Capital Market Symbol:	Our common stock is listed on the Nasdaq Capital Market under the symbol “TENX.”

RISK FACTORS
An investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement is speculative and involves a high degree of risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement, before acquiring any of such securities. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially adversely affected, the trading price of our common stock could decline significantly, and you might lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference into this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. To the extent we receive proceeds from the exercise of warrants held by the selling stockholders, we will use those proceeds for working capital and other general corporate purposes.

The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax, or legal services, or any other expenses they incur in disposing of their shares. We will incur certain expenses in connection with the registration with the SEC of the shares of our common stock to be sold by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 9,546,538 shares of common stock issuable upon exercise of the Unregistered Pre-Funded Warrants and Unregistered Warrants sold in the private placement described under “Summary—Recent Developments” above.

Except as described in this “Selling Stockholders” section and under “Summary—Recent Developments,” the selling stockholders have not had any material relationship with us within the past three years. The names of any additional selling stockholders and information about their holdings and any offering of the shares by them will be set forth in one or more prospectus supplements.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of August 16, 2021, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. This prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering (1)
Armistice Capital Master Fund, Ltd. (2)	29,043,005	9,546,538	19,496,467	77%

(1)
As of August 16, 2021, there were 25,201,312 shares of our common stock outstanding.

(2)
Steven J. Boyd is the chief investment officer and Keith Maher, MD is the managing director of Armistice Capital, LLC, which is the investment manager of Armistice Capital Master Fund, Ltd. Mr. Boyd and Dr. Maher are members of our Board of Directors. Each of Armistice Capital, LLC, Mr. Boyd and Dr. Maher disclaims beneficial ownership of the listed securities except to the extent of their pecuniary interest therein.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal The Nasdaq Stock Market LLC or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●
an exchange distribution in accordance with the rules of the applicable exchange;
●
privately negotiated transactions;
●
settlement of short sales;
●
in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●
a combination of any such methods of sale; or
●
any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of our securities issuable hereunder and certain other legal matters have been passed upon for us by K&L Gates LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of Tenax Therapeutics, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, included in our Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the report of Cherry Bekaert LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting in auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.tenaxthera.com. Our website and the information contained therein or connected thereto are not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

●
Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as amended by the Form 10-K/A subsequently filed with the SEC on April 16, 2021;

●
The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2021;

●
Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 17, 2021, and for the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021;

●
Our Current Reports on Form 8-K filed with the SEC on January 19, 2021 (as amended by Form 8-K/A filed with the SEC on March 30, 2021), March 2, 2021, April 7, 2021, June 1, 2021, June 11, 2021, and July 8, 2021; and

●
The description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, including any amendments or reports filed for the purpose of updating such description..

In addition, all documents we subsequently filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, including prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold and also between the date of the registration statement that contains this prospectus and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.   However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests should be sent to the attention of Nancy Hecox, Vice President of Legal Affairs and General Counsel, Tenax Therapeutics, Inc., ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560 or made via telephone at (919) 855-2100.

Copies of the documents incorporated by reference may also be found on our website at http://www.tenaxthera.com.

9,546,538 Shares of Common Stock

________________________________

PROSPECTUS
________________________________

Part II
Information Not Required in the Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. The selling stockholders will not be responsible for any of the expenses of this offering. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$1,552
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Miscellaneous	2,500
Total	$34,052

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

In addition, we have also entered into an indemnification agreement with certain of our directors and officers. The indemnification agreements require us to indemnify and hold harmless and advance expenses to each indemnitee in respect of acts or omissions occurring prior to the time the indemnitee ceases to be an officer and/or director of the Company to the fullest extent permitted by applicable law. The rights provided in the indemnification agreements are in addition to the rights provided in our Certificate of Incorporation, Bylaws, and the Delaware General Corporation Law.

Item 16.	Exhibits

The following exhibits have been or are being filed herewith and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit No.	Description

2.1
Agreement and Plan of Merger between Synthetic Blood International, Inc. and Oxygen Biotherapeutics, Inc. dated April 28, 2008 (incorporated herein by reference to Exhibit 2.01 to the registrant’s Current Report on Form 8-K filed with the Commission on June 30, 2008)

2.2
Asset Purchase Agreement by and between Oxygen Biotherapeutics, Inc., Life Newco, Inc., Phyxius Pharma, Inc., and the stockholders of Phyxius Pharma, Inc. dated October 21, 2013 (incorporated herein by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed with the Commission on October 25, 2013)

2.3
Agreement and Plan of Merger among PHPrecisionMed Inc., Tenax Therapeutics, Inc., Life Newco II, Inc., and Dr. Stuart Rich dated January 15, 2021 (incorporated herein by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed with the Commission on January 19, 2021)

3.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on June 30, 2008)

3.2
Certificate of Amendment of the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on November 13, 2009)

3.3	Certificate of Amendment of the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2013)

3.4
Certificate of Amendment of the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.4 to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on December 15, 2014)

3.5
Certificate of Amendment of the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.5 to the registrant’s Current Report on Form 8-K filed with the Commission on February 23, 2018)

3.6
Certificate of Designation of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the Commission on December 11, 2018)

3.7	Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on September 9, 2015)

4.1	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the registrant’s Annual Report on Form 10-K filed with the Commission on July 23, 2010)

4.2	Form of Unregistered Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the Commission on July 8, 2021)

4.3	Form of Unregistered Warrant (incorporated herein by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed with the Commission on July 8, 2021)

4.4	Form of HCW Warrant (incorporated herein by reference to Exhibit 4.3 to the registrant’s Current Report on Form 8-K filed with the Commission on July 8, 2021)

5.1	Opinion of K&L Gates LLP *

10.1
Securities Purchase Agreement for Units, dated as of July 6, 2021, by and between the Company and the Investor (incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on July 8, 2021)

10.2
Registration Rights Agreement, dated as of July 6, 2021, by and between the registrant and the Investor (incorporated herein by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on July 8, 2021)

23.1	Consent of Cherry Bekaert LLP *

23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1) *

24.1	Power of Attorney (contained on signature page) *

 *Filed herewith

Item 17.	Undertakings

(a)
The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of North Carolina, on August 20, 2021.

TENAX THERAPEUTICS, INC.

By:	/s/ Michael B. Jebsen
Michael B. Jebsen
President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael B. Jebsen his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher T. Giordano	Chief Executive Officer and Director	August 20, 2021
Christopher T. Giordano	(Principal Executive Officer)

/s/ Michael B. Jebsen	President and Chief Financial Officer	August 20, 2021
Michael B. Jebsen	(Principal Financial and Accounting Officer)

/s/ Stuart Rich	Chief Medical Officer and Director	August 20, 2021
Stuart Rich

/s/ Michael Davidson	Director	August 20, 2021
Michael Davidson

/s/ Steven Boyd	Director	August 20, 2021
Steven Boyd

/s/ James Mitchum	Director	August 20, 2021
James Mitchum

/s/ June Almenoff	Director	August 20, 2021
June Almenoff

/s/ Gerald Proehl	Director	August 20, 2021
Gerald Proehl

/s/ Declan Doogan	Director	August 20, 2021
Declan Doogan

/s/ Keith Maher	Director	August 20, 2021
Keith Maher